EXHIBIT 99

Farmers & Merchants Bancorp Reports
Record Earnings in 2016

(Lodi, California, February 8, 2017) - Farmers & Merchants Bancorp (OTCQX: FMCB) today announced that the Company earned record net income of $29.7 million for the year-ending December 31, 2016, an increase of 8.5% over the prior year. This strong performance resulted in basic earnings per common share of $37.44, return on average assets of 1.12% and return on average equity of 11.17%.  Total assets at year-end were $2.9 billion, up 11.7% over the prior year.

For the 4th quarter of 2016, the Company earned record net income of $7.7 million, an increase of 6.7% over the $7.2 million earned in the 4th quarter of 2015.  Basic earnings per common share were $9.62 in the 4th quarter of 2016, compared to $9.12 in the same quarter of 2015.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We continue to be pleased with the Company’s significant organic growth in both loans and deposits, which allowed us to report solid profit growth for 2016 and a strong return on average assets and equity.  In Management’s opinion, all of these metrics continue to compare favorably to other banks in our geographic region.  Additionally, during 2016, our strategies of expanding into the San Francisco East Bay Area and entering the equipment leasing business produced positive results that contributed to the successful year.  We finalized our acquisition of Delta National Bancorp on November 18, 2016 and completed the systems integration on December 9, 2016.  The acquisition included approximately $103.7 million in deposits, with an average cost of funds of only 4 basis points, $32.4 million in loans and three new locations in the communities of Turlock, Manteca and Riverbank.  Merger-related costs were $910,000 and were fully expensed in 2016.”

Loans and Credit Quality

In 2016, total loans & leases grew $181.2 million, or 9.1% compared to the prior year. This growth was broadly distributed over much of the Company’s portfolio segments, and was partially the result of: (1) the Company’s intensive business development efforts directed toward credit-qualified borrowers; (2) continued growth in the equipment leasing business; (3) expansion of the Company’s service area into the San Francisco East Bay Area; and (4) the acquisition of Delta National Bancorp which added $32.4 million.  The Company’s yield on loans and leases averaged 4.47% in 2016, compared to 4.52% in 2015.

Asset quality remained strong, with non-accrual loans and leases of only 0.14% of total loans and leases, or $3.1 million, at December 31, 2016, up from $2.2 million at December 31, 2015.  ORE increased from $2.44 million at December 31, 2015 to $3.75 million at December 31, 2016 as a result of $2.96 million of ORE acquired in the Delta National Bancorp transaction offset by $1.65 million of dispositions.  The Company’s Texas Ratio was 2.09% at December 31, 2016, compared to 1.56% at December 31, 2015.

The provision for credit losses totaled $6.3 million in 2016 compared to $750,000 in 2015.  Net loan recoveries in 2016 exceeded loan losses by $61,000.  As of December 31, 2016, the allowance for credit losses was $47.9 million or 2.19% of total loans and leases, up from $41.5 million, or 2.07% at the end of 2015.

Deposits

During 2016, total deposits grew 13.4% to $2.6 billion, an increase of $304 million.   At December 31, 2016 low cost checking account balances totaled $1.25 billion or 48.5% of total deposits, and these balances grew 14.9% year-over-year, a rate that exceeded total deposit growth.  The Company’s cost of deposits averaged 0.16% in 2016, compared to 0.14% in 2015.

Earnings

Net interest income increased 9.6% to $95.1 million in 2016.  Despite a continuing low market rate environment and fierce competitor pricing, the Company was able to achieve a net interest margin of 3.89% in 2016, up slightly from 3.87% in 2015. The Company’s ability to increase loans and leases as a percentage of total earning assets helped in supporting the net interest margin during 2016.

Non-interest income (exclusive of gain on deferred compensation investments and bargain purchase gain) was $11.4 million in 2016, compared to $13.2 million in 2015.  This decrease was related primarily to a non-recurring financing fee and a non-recurring gain on a branch sale in 2015.  Additionally, the Company chose to reposition certain parts of its investment portfolio in 2016, resulting in losses on sale of $284,000.  The bargain purchase gain on the Delta acquisition in 2016 was $1.83 million.

Non-interest expense (exclusive of gain on deferred compensation investments and gain on sale of ORE) was $62.1 million in 2016, compared to $55.2 million in 2015.  This increase was related primarily to the Company’s: (1) expenses related to the acquisition of Delta National Bancorp; (2) expansion into the San Francisco East Bay Area and the equipment leasing business; (3) increased depreciation from capital expenditures related to the remodeling of existing branch offices and installation of the latest ATM technology; and (4) increased levels of amortization related to expanded levels of low income housing tax credit investments.

The Company’s efficiency ratio for 2016 was 52.7%, despite one-time acquisition costs associated with Delta National Bancorp and significant investment in expanding the Company’s operations and modernizing our delivery technology.

 Liquidity and Capital

At December 31, 2016, the Company’s investment portfolio totaled $506.4 million and cash balances were $44.0 million. This represents an increase of $110.3 million in liquidity when compared to December 31, 2015.  The Company did not have any borrowed funds at year-end.

At December 31, 2016, the Company’s total risk based capital ratio was 12.80%, an increase from 12.23% at December 31, 2015 and the total common equity tier 1 capital ratio was 11.16%, resulting in the highest possible regulatory classification of “well capitalized.”  In order to help support the Company’s recent asset growth, the Company issued $9.5 million of common equity in 2016, of which $6.9 million was issued to the shareholders of Delta National Bancorp.  With the exception of $10.3 million of subordinated debt (issued as Tier 1 qualifying trust preferred), all of the Company’s capital is common equity.

Acquisition of Delta National Bancorp

On November 18, 2016, Farmers & Merchants Bancorp completed the acquisition of Delta National Bancorp. Delta National Bancorp, headquartered in Manteca, California, was the parent holding company for Delta Bank N.A.

The aggregate merger consideration paid to Delta National Bancorp’s common and preferred shareholders was approximately $9.18 million.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 27 convenient locations. The Bank recently expanded into the Bay Area with new full service branches in Walnut Creek and Concord.  The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA Evaluation, and the Bank has received BauerFinancial’s highest, five-star rating for more than 21 consecutive years, longer than any other commercial bank in the State of California. The Bank offers a full complement of loan, deposit, equipment leasing, and treasury management products to businesses, as well as a full suite of consumer banking products.  For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com.

Forward-Looking Statement

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

###